Exhibit 99.1

PRESS RELEASE

Mid-America Apartment Communities to Redeem All Outstanding Shares of Its 8.50% Series I Cumulative Redeemable Preferred Stock

GERMANTOWN, Tenn., August 28, 2026 /PR Newswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), announced today that it will redeem for cash all of the outstanding shares of MAA’s 8.50% Series I Cumulative Redeemable Preferred Stock, or the Series I Shares, on October 1, 2026.

MAA will pay a redemption price for the Series I Shares of $50.00 per share plus unpaid accrued dividends for October 1, 2026. Dividends on the Series I Shares will cease to accrue, and the Series I Shares will no longer be deemed outstanding, from and after the redemption date. All rights of the holders of the Series I Shares, except the right to receive the redemption price without interest, will cease on and after the redemption date.

Prior to the redemption date, MAA will pay the full quarterly dividend on the Series I Shares of $1.0625 per share on September 30, 2026, to holders of Series I Shares on September 15, 2026, which is the record date for such dividend.

All Series I Shares are held in book-entry form through The Depository Trust Company (DTC). Series I Shares held in book-entry form through DTC will be redeemed, including payment of the redemption price, according to DTC’s procedures.

The Series I Shares were originally issued by Post Properties, Inc., or Post, in 1996 and were converted into MAA Series I Shares in connection with MAA’s acquisition of Post in December 2016. Under the terms of the original Series I Shares, the redemption price must be funded with proceeds from the sale of other capital stock. To satisfy this requirement, MAA intends to fund the redemption with proceeds received upon settlement of a forward sale agreement entered into under its ATM equity offering program. The agreement has an initial forward sale price of $130.00 per share, subject to customary adjustments. MAA views the preferred redemption and the required common equity issuance as a targeted capital structure initiative rather than a traditional capital raising transaction. The transaction is expected to be accretive to Core FFO per share because the preferred dividend savings are expected to exceed the dilution associated with the common shares issued in connection with the redemption. The redemption will retire legacy preferred equity, simplify MAA’s capital structure and eliminate the embedded derivative associated with the Series I Shares and its related accounting complexity.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. As of June 30, 2026, MAA had ownership interest in 104,698 apartment units, including communities in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.